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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Euronet Worldwide, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EURONET WORLDWIDE, INC.
4601 COLLEGE BOULEVARD
SUITE 300
LEAWOOD, KANSAS 66211
913-327-4200

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 17, 2007

Euronet Worldwide, Inc., a Delaware corporation (“Euronet,” “we” or “us”), will hold the Annual Meeting of our Stockholders on Thursday, May 17, 2007 at 2:00 p.m. (Central time), at the Hilton Garden Inn Overland Park, 5800 College Boulevard, Overland Park, Kansas 66211, to consider and vote upon the following matters:

1.	Election of three Directors, each to serve a three-year term expiring upon the 2010 Annual Meeting of Stockholders or until a successor is duly elected and qualified.

2.	Ratification of the appointment of KPMG LLP as Euronet’s independent registered public accounting firm for the year ending December 31, 2007.

3.	Consideration of such other business as may properly come before the meeting or any adjournment of the meeting.

Our Board of Directors has fixed the close of business on March 30, 2007, as the record date for the determination of Stockholders entitled to notice of, and to vote at, the Annual Meeting and at any adjournment of the meeting.

All Stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage prepaid envelope provided for that purpose. Any Stockholder attending the meeting may vote in person even if he or she returned a proxy.

By Order of the Board,

Jeffrey B. Newman
Executive Vice President,
General Counsel and Secretary

April 11, 2007

EURONET WORLDWIDE, INC.
4601 COLLEGE BOULEVARD
SUITE 300
LEAWOOD, KANSAS 66211
913-327-4200

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007

DATE, TIME AND PLACE OF MEETING

Euronet Worldwide, Inc. (“Euronet,” “we” or “us”) is furnishing this proxy statement in connection with the solicitation of proxies by our Board of Directors (the “Board”), for use at the Annual Meeting of Stockholders to be held on Thursday, May 17, 2007, at 2:00 p.m. (Central time), at the Hilton Garden Inn Overland Park, 5800 College Boulevard, Overland Park, Kansas 66211, and at any adjournment of the meeting (the “Annual Meeting”).

Record Date; Quorum; Shares Outstanding

Stockholders at the close of business on March 30, 2007 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. The Stockholders will be entitled to one vote for each share of common stock, par value $0.02 per share (the “Common Stock”), held of record at the close of business on the Record Date. To take action at the Annual Meeting, a quorum composed of holders of one-third of the shares of Common Stock outstanding must be represented by proxy or in person at the Annual Meeting. On February 28, 2007, there were 37,740,605 shares of Common Stock outstanding. No shares of preferred stock are outstanding.

Date of Mailing

We are first sending this proxy statement, the accompanying proxy and our annual report to Stockholders for the year ended December 31, 2006 (the “Annual Report”) to Stockholders on or about April 11, 2007.

REVOCABILITY OF PROXIES

Shares of Common Stock represented by valid proxies that we receive at any time up to and including the day of the Annual Meeting will be voted as specified in such proxies. Any Stockholder giving a proxy has the right to revoke it at any time before it is exercised by attending the Annual Meeting and voting in person or by filing with Euronet’s secretary an instrument of revocation or a duly executed proxy bearing a later date.

VOTING AND SOLICITATION

Each share of Common Stock issued and outstanding as of the Record Date will have one vote on each of the matters presented herein. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspector of elections appointed for the Annual Meeting. We will treat shares that are voted “For,” “Against” or “Withheld From” a matter as being present at the meeting for purposes of establishing a quorum and also as shares entitled to vote at the Annual Meeting (the “Votes Cast”). We will treat abstentions and broker non-votes also as shares that are present and entitled to be voted for purposes of determining the presence of a quorum. Abstentions will count in determining the total number of Votes Cast with respect to a proposal that requires a majority of Votes Cast and, therefore, will have the same effect as a vote against such a proposal. Broker non-votes will not count in determining the number of Votes Cast with respect to a proposal that requires a majority of Votes Cast and, therefore, will not affect the outcome of the voting on such a proposal. Abstentions and broker non-votes will not affect the outcome of the voting for the election of directors.

PERSONS MAKING THE SOLICITATION

Euronet is making all the solicitations in this proxy statement. We will bear the entire cost of this solicitation of proxies. Our Directors, officers, and employees, without additional remuneration, may solicit proxies by mail, telephone and personal interviews. We will, if requested, reimburse banks, brokerage houses and other custodians, nominees and certain fiduciaries for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials to their principals.

WE WILL FURNISH ADDITIONAL COPIES OF THE ANNUAL REPORT, NOT INCLUDING EXHIBITS, WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO OUR GENERAL COUNSEL AND SECRETARY, JEFFREY B. NEWMAN, AT OUR ADDRESS SET FORTH HEREIN. WE WILL FURNISH EXHIBITS TO THE ANNUAL REPORT TO STOCKHOLDERS UPON WRITTEN REQUEST AND PAYMENT OF AN APPROPRIATE PROCESSING FEE.

BENEFICIAL OWNERSHIP OF COMMON STOCK

As of the close of business on February 28, 2007, we had 37,740,605 shares of Common Stock issued and outstanding. The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of February 28, 2007, by (i) each Euronet Director, nominee for Director and Named Executive Officer, (ii) all Euronet Directors, nominees for Director and Executive Officers as a group, and (iii) each Stockholder known by Euronet beneficially to own more than 5% of our Common Stock.

	Beneficial Ownership
	Number of	Percent of
Stockholder	Shares (1)	Outstanding

Directors and Named Executive Officers
Michael J. Brown(2)	2,680,359	7.1%
4601 College Boulevard, Suite 300
Leawood, KS 66211
Rick L. Weller(3)	163,411	*
Miro I. Bergman(4)	68,321	*
John M. Romney(5)	52,077	*
M. Jeannine Strandjord(6)	47,333	*
Thomas A. McDonnell(7)	40,833	*
Daniel R. Henry(8)	33,614	*
Dr. Andrzej Olechowski(9)	29,833	*
Andrew B. Schmitt(10)	17,833	*
Paul S. Althasen	3,333	*
Eriberto R. Scocimara(11)	1,166	*
All Directors, Nominees for Director and Executive Officers as a Group (12 persons)	3,182,942	8.3%
Five Percent Holders
William Blair & Company L.L.C.(12)	5,292,838	14.0%
222 West Adams
Chicago, IL 60606
Waddell & Reed Investment Management Company(13)	3,782,500	10.0%
6300 Lamar Avenue
Overland Park, KS 66202
DST Systems, Inc.(14)	1,884,597	5.0%
333 West 11th Street
Kansas City, MO 64105-1594

*	The percentage of shares of Common Stock beneficially owned does not exceed one percent of the outstanding shares of Common Stock.

(1)	Calculation of percentage of beneficial ownership assumes vesting of restricted stock and the exercise options to purchase Common Stock by only the respective named stockholder that are vested or will vest within 60 days of February 28, 2007.

(2)	Includes (i) 192,364 shares of Common Stock issuable pursuant to options exercisable and/or restricted stock vesting within 60 days of February 28, 2007, (ii) 34,000 shares of Common Stock held by Mr. Brown’s wife, and (iii) 166,000 shares of Common Stock held by Mr. Brown’s wife as guardian for their children.

(3)	Includes 161,218 shares of Common Stock issuable pursuant to options exercisable and/or restricted stock vesting within 60 days of February 28, 2007.

(4)	Includes 40,263 shares of Common Stock issuable pursuant to options exercisable and/or restricted stock vesting within 60 days of February 28, 2007.

(5)	Includes 38,077 shares of Common Stock issuable pursuant to options exercisable and/or restricted stock vesting within 60 days of February 28, 2007.

(6)	Includes (i) 36,667 shares of Common Stock issuable pursuant to options exercisable and/or restricted stock vesting within 60 days of February 28, 2007, (ii) 6,500 shares held jointly with Ms. Strandjord’s husband, (iii) 2,000 shares held in Ms. Strandjord’s individual retirement account and (iv) 1,000 shares Ms. Strandjord holds as custodian for her daughter.

(7)	Includes 39,667 shares of Common Stock issuable pursuant to options exercisable and/or restricted stock vesting within 60 days of February 28, 2007. Thomas A. McDonnell is also the President of DST Systems, Inc., which beneficially owns 1,884,597 shares of Common Stock, but Mr. McDonnell disclaims ownership of these shares.

(8)	Includes 30,614 shares of Common Stock issuable pursuant to options exercisable and/or restricted stock vesting within 60 days of February 28, 2007.

(9)	Includes 18,667 shares of Common Stock issuable pursuant to options exercisable and/or restricted stock vesting within 60 days of February 28, 2007.

(10)	Includes 16,667 shares of Common Stock issuable pursuant to options exercisable and/or restricted stock vesting within 60 days of February 28, 2007.

(11)	Mr. Scocimara is the President and Chief Executive Officer of the Hungarian-American Enterprise Fund (“HAEF”), a Government sponsored investment fund. These shares are held for the benefit of HAEF. The proceeds of any sales of Euronet shares issued to Mr. Scocimara in his capacity as a director of the Company are transferred to HAEF.

(12)	As reported in Schedule 13G filed on January 17, 2007 disclosing beneficial ownership as of December 31, 2006.

(13)	As reported in a Schedule 13G/A filed on February 9, 2007 disclosing beneficial ownership as of December 31, 2006. These shares are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by Ivy Investment Management Company, an investment subsidiary of Waddell & Reed Financial, Inc. or Waddell & Reed Investment Management Company, an investment advisory subsidiary of Waddell & Reed, Inc.

(14)	As reported in Schedule 13D filed on March 20, 2002.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Directors are as follows:

Name	Age	Position	Term Expires

Directors
Michael J. Brown*	50	Chairman, Chief Executive Officer, President and Class I Director	2007
Andrew B. Schmitt(1)(2)(3)*	58	Class I Director	2007
M. Jeannine Strandjord(1)(2)(3)*	61	Class I Director	2007
Dr. Andrzej Olechowski(2)(3)	60	Class II Director	2008
Eriberto R. Scocimara(1)(2)(3)	71	Class II Director	2008
Paul S. Althasen	42	Executive Vice President and Class III Director	2009
Daniel R. Henry(4)	41	Class III Director	2009
Thomas A. McDonnell(1)(2)(3)	61	Class III Director	2009

*	Nominated for election at this Annual Meeting.

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee.

(3)	Member of the Nominating & Corporate Governance Committee.

(4)	Mr. Henry resigned from his position as President and Chief Operating Officer effective December 31, 2006.

Classified Board

We currently have eight Directors divided among three classes as follows:

Class I — Michael J. Brown, Andrew B. Schmitt and M. Jeannine Strandjord;

Class II — Dr. Andrzej Olechowski and Eriberto R. Scocimara; and

Class III — Paul S. Althasen, Daniel R. Henry, and Thomas A. McDonnell.

Messrs. Althasen and Brown are management Directors. The Board has determined that five of the remaining six Directors are independent Directors as defined in the listing standards for the Nasdaq Global Select Market. Daniel R. Henry recently resigned as our President and Chief Operating Officer and is therefore not independent as defined in the listing standards of the Nasdaq Global Select Market, but will be compensated as an outside Director beginning in 2007.

Three Class I Directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2010. The Board has nominated Michael J. Brown, Andrew B. Schmitt and M. Jeannine Strandjord for election as Class I Directors. Unless otherwise instructed, each signed and returned proxy will be voted for Michael J. Brown, Andrew B. Schmitt and M. Jeannine Strandjord. Messrs. Brown and Schmitt and Ms. Strandjord have consented to serve as Directors of Euronet. If Messrs. Brown or Schmitt or Ms. Strandjord is unable or subsequently declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any alternative nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any reason why Messrs. Brown or Schmitt or Ms. Strandjord will be unable or will decline to serve as a Director.

Nominees for Election at the Annual Meeting

The following information relates to the nominees indicated above and to our other Directors whose terms of office will extend beyond 2007. All Directors have served on our Board for at least five years, except as otherwise indicated.

MICHAEL J. BROWN is one of the founders of Euronet and has served as our Chairman of the Board and Chief Executive Officer since 1996 and became our President on December 31, 2006. He also founded our predecessor in 1994 with Daniel R. Henry, our former President and Chief Operating Officer. Mr. Brown has been a Director of Euronet since our incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. In 1979, Mr. Brown founded Innovative Software, Inc., a computer software company that was merged in 1988 with Informix. Mr. Brown served as President and Chief Operating Officer of Informix from February 1988 to January 1989. He served as President of the Workstation Products Division of Informix from January 1989 until April 1990. In 1993, Mr. Brown was a founding investor of Visual Tools, Inc. Visual Tools, Inc. was acquired by Sybase Software in 1996. Mr. Brown is currently a director of Blue Valley Ban Corp. Mr. Brown received a B.S. in electrical engineering from the University of Missouri — Columbia in 1979 and a M.S. in molecular and cellular biology at the University of Missouri — Kansas City in 1997. Mr. Brown is married to the sister of the wife of Daniel R. Henry.

ANDREW B. SCHMITT has served on our Board since September 24, 2003. Mr. Schmitt has served as President and Chief Executive Officer of Layne Christensen Company since October 1993. For approximately two years prior to joining Layne Christensen Company, Mr. Schmitt was a partner in two privately owned hydrostatic pump and motor manufacturing companies and an oil and gas service company. He served as President of the Tri-State Oil Tools Division of Baker Hughes Incorporated from February 1988 to October 1991. Mr. Schmitt serves on the board of directors of Layne Christensen Company, as well as the boards of its subsidiaries and affiliates. Mr. Schmitt holds a bachelor of science degree from the University of Alabama School of Commerce and Business.

M. JEANNINE STRANDJORD has served on our Board since March 26, 2001. From September 2003 until November 2005 when she retired, Ms. Strandjord served as Senior Vice President and Chief Integration Officer of Sprint Corporation (“Sprint”) with responsibility for implementation of Sprint’s transformation, including overall program management of comprehensive process redesign and organizational development. From January, 2003 to September, 2003, she was Senior Vice President of Financial Services of Sprint. From November 1998 to December 2002, Ms. Strandjord was Senior Vice President of Finance for the Global Markets Group of Sprint. From 1990 to November 1998, Ms. Strandjord was Senior Vice President and Treasurer for Sprint. From 1986 to 1990, she served as Vice President and Controller of Sprint. Ms. Strandjord joined Sprint in January 1985, serving as Vice President of Finance and Distribution at AmeriSource, Inc., a Sprint subsidiary. Prior to joining Sprint, Ms. Strandjord was Vice President of Finance for Macy’s Midwest and had held positions with Kansas City Power & Light Co. and Ernst and Whinney. Ms. Strandjord holds a bachelor’s degree in accounting and business administration from the University of Kansas and is a certified public accountant. She is a member of the board of six registered investment companies which are a part of American Century Funds, a member of the board and the audit committee of DST Systems, Inc. and a member of the board and the audit committee of Charming Shoppes, Inc.

Other Directors

PAUL S. ALTHASEN has served on our Board since May 2003. Mr. Althasen currently serves as Executive Vice President. He joined Euronet in February 2003 in connection with Euronet’s acquisition of e-pay Limited, a U.K. company. Mr. Althasen is a co-founder and former CEO and Co-Managing Director of e-pay, and he was responsible for the strategic direction of e-pay since its formation in 1999. From 1989 to 1999, Mr. Althasen was a co-founder and Managing Director of MPC Mobile Phone Center, a franchised retailer of cellular phones in the U.K. Previously, Mr. Althasen worked for Chemical Bank in London where he traded financial securities. Mr. Althasen has a B.A. (Honors) degree in business studies from the City of London Business School.

DANIEL R. HENRY founded the predecessor of Euronet with Michael J. Brown, our Chairman of the Board and Chief Executive Officer, in 1994 and formerly served as our President and Chief Operating Officer until December 31, 2006. Prior to joining us, Mr. Henry was a commercial real estate broker for five years in the Kansas City metropolitan area where he specialized in the development and leasing of premier office properties. Mr. Henry received a B.S. in Business Administration from the University of Missouri — Columbia in 1988. Mr. Henry has been a Director of Euronet since our incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. Mr. Henry is married to the sister of the wife of Michael J. Brown.

THOMAS A. MCDONNELL has been a Director of Euronet since its incorporation in December 1996 and he previously served on the boards of Euronet’s predecessor companies. Since October 1984, he has served as Chief Executive Officer of DST Systems, Inc., a Stockholder of Euronet. Since January 1973 (except for a 30 month period from October 1984 to April 1987) he has also served as President of DST Systems, Inc. From 1973 to September 1995, he served as Treasurer of DST Systems, Inc. Mr. McDonnell is currently a director of DST Systems, Inc., Commerce Bancshares, Inc., Garmin Ltd., Blue Valley Ban Corp and Kansas City Southern. He is a member of the audit committees of Kansas City Southern, Commerce Bancshares, Inc. and Garmin Ltd. Mr. McDonnell has a B.S. in Accounting from Rockhurst College and an M.B.A. from the Wharton School of Finance.

DR. ANDRZEJ OLECHOWSKI has served as a Director of Euronet since May 2002. He previously served as a Director of Euronet from its incorporation in December 1996 until May 2000. Since 1995, Dr. Olechowski has served as a consultant for Central Europe Trust, Poland, a consulting firm. He has held several senior positions with the Polish government: from 1993 to 1995, he was Minister of Foreign Affairs and in 1992 he was Minister of Finance. From 1992 to 1993, and again in 1995, he served as economic advisor to President Walesa. From 1991 to 1992, he was Secretary of State in the Ministry of Foreign Economic Relations and from 1989 to 1991 he was Deputy Governor of the National Bank of Poland. From May 1998 to June 2000, Dr. Olechowski served as the Chairman of Bank Handlowy w Warszavie SA (Poland). Currently, Dr. Olechowski sits on the Supervisory Boards of Bank Handlowy w Warszawie SA (Poland) and Vivendi (France) as well as the International Advisory Board of Textron (USA), European Advisory Board of Citigroup (UK), International Advisory Board of ACE Industries (USA), Advisory Panel of Macquire European Infrastructure Fund II and the boards of various charitable and educational foundations. He received a Ph.D. in Economics in 1979 from the Central School of Planning and Statistics in Warsaw.

ERIBERTO R. SCOCIMARA has been a Director of Euronet since its incorporation in December 1996 and previously served on the boards of Euronet’s predecessor companies. Since April 1994, Mr. Scocimara has served as President and Chief Executive Officer of the Hungarian-American Enterprise Fund (“HAEF”), a private company that is funded by the U.S. government and invests in Hungary. Since 1984, Mr. Scocimara has also been the President of Scocimara & Company, Inc., an investment management company. Mr. Scocimara is currently a director of HAEF, Carlisle Companies, Quaker Fabrics, American Reprographics Company (ARP) and several privately owned companies. He is chairman of the audit committee of Quaker Fabrics and a member of the audit committee of ARP. He was a member of the board of Roper Industries until June 2006 and was the chairman of the audit committee of Roper Industries until February 2006. He has a Licence de Science Economique from the University of St. Gallen, Switzerland, and an M.B.A. from Harvard University.

Board Recommendation

The Directors are elected by a plurality of the shares voted by the Stockholders. The three candidates for election as Directors who receive the highest number of affirmative votes by the holders of shares present and entitled to be voted at the Annual Meeting will be elected.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MESSRS. BROWN AND SCHMITT AND MS. STRANDJORD AS CLASS I DIRECTORS OF EURONET.

PROPOSAL 2

RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM FOR THE FISCAL YEAR 2007

We are requesting our Stockholders to ratify the selection by our Audit Committee of KPMG LLP as Euronet’s independent registered public accounting firm for 2007. KPMG LLP will audit the consolidated financial statements of Euronet and its subsidiaries for 2007, review certain reports we will file with the U.S. Securities and Exchange Commission (“SEC”), perform a review of management’s assessment as of December 31, 2007 of our internal control over financial reporting, issue an attestation report on such assessment, provide our Board and Stockholders with certain reports, and provide such other services as our Audit Committee and its Chairperson may approve from time to time.

KPMG LLP served as our independent registered public accounting firm for 2006, and performed professional services for us as described below in the Audit Matters section. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire and to respond to appropriate questions. Although our Audit Committee has selected KPMG LLP, it nonetheless may, in its discretion, terminate KPMG’s engagement and retain another independent registered public accounting firm at any time during the year if it concludes that such change would be in the best interests of Euronet and its Stockholders.

Required Votes and Board Recommendations

Approval of the ratification of KPMG LLP as our independent registered public accounting firm for 2007 requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and voting on such matter.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2 REGARDING RATIFICATION OF THE SELECTION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2007.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board held six meetings during 2006. The Board has established an Audit Committee, a Compensation Committee and a Nominating & Corporate Governance Committee. Each Director attended at least 75% of the total number of meetings held by the Board and Board committees on which he or she served (during the period for which he or she was a Director).

Audit Committee

The Audit Committee of the Board, composed solely of independent Directors, met eight times in 2006. The following four Directors are members of the Audit Committee: M. Jeannine Strandjord, Chair, Thomas A. McDonnell, Eriberto R. Scocimara and Andrew B. Schmitt. The Audit Committee operates under a written charter adopted by the Board, which is published on Euronet’s website at http://www.euronetworldwide.com/investors/index.asp under the Corporate Governance menu.

The Board has determined that each of the Audit Committee members is independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules promulgated thereunder, as amended and incorporated into the listing standards of the Nasdaq Global Select Market.

The Board of Directors has determined that all of the members of the Audit Committee are “audit committee financial experts” as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee has oversight responsibilities with respect to our financial reporting process and systems of internal controls regarding finance, accounting and legal compliance. The Audit Committee is responsible for retaining, evaluating, and monitoring our independent registered public accounting firm and for providing an audit committee report for inclusion in our proxy statement. The Audit Committee is also responsible for maintaining open communication among the Audit Committee, management and our outside auditors. However, the Audit Committee is not responsible for conducting audits, preparing financial statements, or assuring the accuracy of financial statements or filings, all of which is the responsibility of management and/or the outside auditors.

Compensation Committee

The Compensation Committee of the Board met five times in 2006 to determine policies regarding the compensation of our executives and to review and approve the grant of options, restricted stock and cash bonuses to our executives. The purpose of the Compensation Committee is to make determinations and recommendations to the Board with respect to salaries and bonuses payable to our Chief Executive Officer and senior executive officers. Thomas A. McDonnell, Chair, M. Jeannine Strandjord, Dr. Andrzej Olechowski, Andrew B. Schmitt and Eriberto R. Scocimara are the current members of the Compensation Committee. The Board has determined that all the members of the Compensation Committee are independent as defined under the general independence standards of the listing standards of the Nasdaq Global Select Market.

The Compensation Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board, which is published on Euronet’s website at http://www.euronetworldwide.com/investors/index.asp, under the Corporate Governance menu.

Nominating & Corporate Governance Committee

The Nominating & Corporate Governance Committee met once during 2006 and met in March 2007 to evaluate the performance of the Board during 2006. Andrew B. Schmitt, Chair, M. Jeannine Strandjord, Dr. Andrzej Olechowski, Eriberto R. Scocimara and Thomas A. McDonnell are the current members of the Nominating & Corporate Governance Committee. The Board has determined that all of the members of the Nominating & Corporate Governance Committee are independent as defined under the general independence standards of the listing standards of the Nasdaq Global Select Market.

The Nominating & Corporate Governance Committee performs the functions of a nominating committee. The Nominating & Corporate Governance Committee’s charter describes the Committee’s responsibilities, including developing corporate governance guidelines and seeking, screening and recommending director candidates for nomination by the Board. This charter is published on our website at http://www.euronetworldwide.com/investors/index.asp under the Corporate Governance menu. Euronet’s Corporate Governance Guidelines contain information regarding the selection, qualification and criteria for director nominees and the composition of the Board, and are published on Euronet’s website at http://www.euronetworldwide.com/investors/index.asp under the Corporate Governance menu.

The Nominating & Corporate Governance Committee evaluates each Director in the context of the Board as a whole, with the objective of recommending a director who can best perpetuate the success of the business and represent Stockholder interests through the exercise of sound judgment using the Board’s diversity of experience in these various areas. As determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential director candidates is necessarily a dynamic and an evolving process, the Board believes that it is not always in the best interests of Euronet or its Stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and Euronet at a particular point in time. Accordingly, the Nominating & Corporate Governance Committee reserves the right to consider those factors as it deems relevant and appropriate, including the current composition of the Board, the balance of management and independent Directors, the need for Audit Committee expertise and the evaluations of other potential Director candidates. In determining whether to recommend a Director for re-election, the Nominating & Corporate Governance Committee also considers the Director’s past attendance at meetings and participation in and contributions to the activities of the Board.

As general guidelines, members of the Board and potential director candidates for nomination to the Board shall be persons with appropriate educational background and training and who:

•	have personal and professional integrity,

•	act in a thorough and inquisitive manner,

•	are objective,

•	have practical wisdom and mature judgment,

•	have demonstrated the kind of ability and judgment to work effectively with other members of the Board to serve the long-term interests of the Stockholders,

•	have a general understanding of management, marketing, accounting, finance and other elements relevant to Euronet’s success in today’s business environment,

•	have financial and business acumen, relevant experience, and the ability to represent and act on behalf of all Stockholders,

•	are willing to devote sufficient time to carrying out their duties and responsibilities effectively, including advance review of meeting materials, and

•	are committed to serve on the Board and its committees for an extended period of time.

In addition, any new directors nominated by the Board (a) who serve as a member of Euronet’s Audit Committee will not be permitted to serve on the audit committee of more than two other boards of public companies, (b) who serve as chief executive officers or in equivalent positions will not be permitted to serve on more than two boards of public companies in addition to the Board, and (c) generally are not permitted to serve on more than four other boards of public companies in addition to the Board. These policies were adopted in November 2003 and the Board determined that they will not be applied to incumbent Directors, unless the Board considers that failure to comply is impairing the quality of the Directors’ services on the Board.

The Board values the contributions of a Director whose years of service has given him or her insight into Euronet and its operations and believes term limits are not necessary. In general, Directors will not be nominated for election to the Board after their 73rd birthday, although the full Board may nominate director candidates over 73 under special circumstances.

Director Candidate Recommendations and Nominations by Stockholders.   The Nominating & Corporate Governance Committee’s charter provides that the Nominating & Corporate Governance Committee will consider director candidate recommendations by Stockholders. Director candidates recommended by Stockholders are evaluated in the same manner as candidates recommended by the Nominating & Corporate Governance Committee. Stockholders should submit any such recommendations to the Nominating & Corporate Governance Committee through the method described under “Other Matters — Stockholder Proposals for the 2008 Annual Meeting” below. In addition, in accordance with Euronet’s Bylaws, any Stockholder of record entitled to vote for the election of Directors at the applicable meeting of Stockholders may nominate persons for election to the Board of Directors if such Stockholder complies with the notice procedures set forth in the Bylaws and summarized in “Other Matters — Stockholder Proposals for the 2008 Annual Meeting” below.

Communications with the Board of Directors

The Board has approved a formal policy for Stockholders to send communications to the Board or its individual members. Stockholders can send communications to the Board and specified individual Directors by mailing a letter to the attention of the Board or a specific Director (c/o the General Counsel) at Euronet Worldwide, Inc., 4601 College Blvd., Suite 300, Leawood, Kansas 66211.

Upon receipt of a communication for the Board or an individual director, the General Counsel will promptly forward any such communication to all the members of the Board or the individual Director, as appropriate. If a communication to an individual Director deals with a matter regarding Euronet, the General

Counsel will forward the communication to the entire Board, as well as the individual Director. Neither the Board nor a specific Director is required to respond to Stockholder communications and when responding shall do so only in compliance with the Corporate Governance Guidelines.

Director Attendance at Annual Meeting

Euronet has a policy encouraging its Directors to attend the Annual Meeting of Stockholders. One Director, Michael J. Brown, attended our 2006 annual meeting.

Code of Conduct

The Board has adopted a Code of Conduct that applies to all of our employees and Directors, including the Chief Executive Officer, the Chief Financial Officer and the Controller (the “Senior Financial Officers”). The Code of Conduct is available on Euronet’s website at http://www.euronetworldwide.com/investors/index.asp under the Corporate Governance menu. Any amendment to or waiver of the Code of Conduct will be disclosed on a Form 8-K or on our website.

COMPENSATION, DISCUSSION AND ANALYSIS

Overview and Philosophy

The Compensation Committee (the “Committee”), which currently consists of five independent Directors, administers our executive compensation programs. The Committee is responsible for establishing policies that govern both annual cash compensation and equity ownership programs.

Our executive compensation policies have the following objectives:

•	to align the interests of executive management and Stockholders by making individual compensation dependent upon achievement of financial goals and by providing long-term incentives through our equity-based award plans; and

•	to provide competitive compensation that will help attract, retain and reward highly qualified executives who contribute to our long-term success.

The overall compensation program is also designed to reward a combination of strong individual performance, strong performance by Euronet in meeting its long-term strategic goals and stock price appreciation.

Our compensation package for executive officers consists of a balance of base salary, certain employee benefits, annual bonuses based on a combination of corporate and individual performance criteria and stock options or grants of restricted stock, which vest over a period of years and/or upon the achievement of certain performance-based criteria. The base salary and benefit components are intended to compensate executive officers for day to day activity in accordance with each executive officer’s employment arrangement with us. The annual bonus component is intended to reward executive officers for strong performance. The stock option and restricted grant awards are intended to help align executive officers’ interests with those of the Stockholders.

To serve the best interests of Stockholders, the Committee follows an executive compensation philosophy that emphasizes performance-based compensation. In determining compensation, the Committee considers measures of performance against pre-determined financial and strategic goals and objectives. This approach provides Euronet’s top executive officers with an incentive to achieve strategic long-term goals that benefit Stockholders. To further reinforce the performance-based culture, the Committee also has adopted a new incentive program, the Executive Annual Incentive Plan, for certain of our executive officers, including the named executive officers. This plan took effect at the beginning of 2006 and is designed to focus the efforts of the Company’s key leaders by creating common accountability around specific long-term objectives. The grants under this program are at risk and the potential payout can vary depending on our earnings per share (“EPS”) growth performance, subject to certain adjustments approved by the Committee (“Adjusted EPS”).

The Committee’s executive compensation philosophy also aligns the economic interests of executive officers and Stockholders by ensuring that nonvested Euronet Common Stock represents a substantial portion of an executive officer’s total compensation package.

In determining levels of compensation of our executive officers for 2006, the Committee also engaged an independent outside consultant, Longnecker and Associates (the “Consultant”). The Consultant provided executive compensation information, including historical and prospective analysis of primary compensation components for each executive officer, as well as peer comparison analysis. At the request of the Committee, our Chief Operating Officer, Chief Financial Officer and the Consultant shared certain information regarding business strategy and key performance indicators in determining the appropriate peer groups and comparison statistics.

The Committee reviews tally sheets to analyze and compare executives’ compensation elements and total compensation among our peer groups. The Committee also considers input from our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer regarding the responsibilities and accomplishments of individual executive officers, information as to potential achievability of incentive goals and levels of various compensation elements necessary to provide incentives for and retain executive management. Our Chief Executive Officer makes recommendations to the Committee on each of the other executive officer’s compensation. Executive officers are not involved in proposing or seeking approval for their own compensation. For the Chief Executive Officer’s review, the independent Directors meet in executive session to rate the Chief Executive Officer’s performance and determine appropriate compensation levels.

Performance Criteria

In determining the annual compensation of each executive officer, including the Chief Executive Officer, the Committee considers Euronet’s financial performance both on an absolute basis and relative to comparable companies. In addition, it assesses individual performance against quantitative and qualitative objectives. Factors considered by the Committee in assessing individual performance include, but are not limited to:

•	Financial Results — company and business sector financial results for the most recent relevant period, on an absolute basis and relative to comparable companies with respect to certain financial parameters, including revenue growth, operating income growth, growth in EPS and return on equity (“ROE”).

•	Strategic Growth and Execution — strategic planning and implementation, business growth, acquisitions, technology and innovation.

•	Leadership and Effectiveness — management development and personal leadership.

•	Governance and Controls — corporate reputation and brand, risk management, the strength of the internal control environment and contribution to a culture of ethics and compliance.

The Committee considers all factors collectively in determining executive officers’ annual compensation. The weight given to a particular factor may vary from year to year depending on the goals and objectives of the organization, thus enabling the Committee to align annual financial objectives with strategic leadership initiatives.

Incentive Plan

In order to broaden senior management accountability for company-wide financial and strategic goals and to emphasize further long-term performance of Euronet, the Committee has adopted, and Stockholders have approved, the Executive Annual Incentive Plan for certain members of senior and executive management, including the named executive officers. Under this plan, a portion of the executive officers’ compensation is based on the achievement of goals defined by the Committee upon consultation with management and our Consultant.

The stated goal for the performance-based program under this plan is to increase the annual Adjusted EPS. Management believes, and the Committee concurs, that a current focus on Adjusted EPS improvement is an important component in delivering Stockholder value. The specific goals under this program are discussed in more detail in the section entitled “Annual Bonus” below.

Peer Group

The Committee believes that it is essential for our continued success that overall compensation policies allow us to be competitive in attracting and retaining executive talent. However, the Committee does not establish compensation targets solely based on peer group compensation amounts, because it believes that individual and company performance should be the primary determinants of annual compensation.

The Committee, along with the Consultant, established a comparison group of eleven companies against which to benchmark compensation for executive officers having similar responsibilities. The comparison group includes companies having similar financial characteristics and companies operating in similar industries. The comparison group is further stratified into the following sub-groups for more detailed analysis:

•	Closely Comparable Group (“Close Group”) — The group comprises five companies that we consider closely comparable to Euronet’s industry and size. These companies are Global Payments, Total Systems Services, MoneyGram, CheckFree and eFunds.

•	Similarly Comparable Group (“Similar Group”) — This group comprises six companies that are similar to Euronet’s industry, but were excluded from the Close Group of companies because of size or other attributes. These companies are First Data Corp., DST Systems, Jack Henry & Associates, Bisys Group, Alliance Data Systems and Fidelity National Information Services.

Statistics for the most recent relevant period of the comparison group utilized for the 2006 analysis are summarized in the table below:

Comparable Group Stats	Euronet	Close Group	Similar Group

Revenues (000’s):	$531,159
High		$1,602,931	$10,490,400
Low		500,764	535,863
Median		757,832	1,090,098
Operating income (000’s):	$47,777
High		$287,129	$2,155,400
Low		66,517	119,069
Median		146,376	157,872
Total Assets (000’s):	$894,352
High		$9,075,164	$34,248,500
Low		764,182	814,153
Median		1,410,897	1,889,770
Market Capitalization (000’s):	$994,585
High		$4,142,829	$32,777,921
Low		1,076,782	1,667,686
Median		2,239,096	2,705,097
3-Year Shareholder Return:	277%
High		206%	113%
Low		(73%)	(12%)
Median		63%	32%
Employees:	926
High		6,603	33,000
Low		1,575	2,989
Median		3,900	9,250

Our Actual Performance

The Committee conducted an extensive review of our performance compared to corporate performance of the comparison group across several critical financial and stockholder metrics, including EPS growth, return on equity, operating cash flow growth and total stockholder return. The Committee then assessed actual and target levels of compensation of our executive officers in light of the results of this review. The Committee determined that compensation provided to the Chief Executive Officer and other executive officers was appropriately aligned with our performance relative to other companies in the Close Group and the Similar Group over both short and longer term time periods. The charts below outline key comparisons between Euronet and the comparison group.

For growth in EPS, Euronet was in the middle third of the companies in the Close Group and the top quartile for companies in the Similar Group for 2005. The following chart shows the average growth in EPS for Euronet and the two comparison groups.

EPS Growth	Euronet	Close Group	Similar Group

2005 Annual Growth	61%	108%	17%

For stockholder returns, Euronet was in the top third in all categories below for the Close Group and the top quartile (top spot for the three-year and five-year returns) for companies in the Similar Group. The following chart shows stockholder returns for Euronet and the two comparison groups over the relevant period.

Stockholder Return	Euronet	Close Group	Similar Group

1-Year	29%	5%	17%
3-Year	277%	57%	50%
5-Year	523%	70%	54%

The following chart provides return on equity, along with the total compensation for Euronet’s top five executive officers and averages for the Close Group and Similar Group corresponding to the most recent reported fiscal year:

	Euronet	Close Group	Similar Group

All:
Salary	$1,638,590	$1,898,105	$2,343,472
Bonus	1,403,000	1,984,620	1,873,788
Equity Compensation	2,366,330	1,719,293	5,045,530
Other Compensation	79,007	371,083	478,367

Total	$5,486,927	$5,973,101	$9,741,157

Total Cash Compensation	$3,041,590	$3,882,725	$4,217,260
ROE* Average	13%	14%	26%
ROE* Range		5% - 19%	1% - 86%

*	ROE represents net income divided by total equity, adjusted for accumulated deficit, if any. For Euronet, net income excludes foreign currency exchange loss of $7.5 million for 2005.

The following chart provides one-year, three-year and five-year comparisons between Euronet and the returns of the Nasdaq Composite Index, S&P 500 Index and Russell 2000 Index as of May 2006:

	Euronet	Nasdaq	S&P 500	Russell 2000

1-year return	29%	20%	12%	30%
3-year return	277%	57%	42%	91%
5-year return	523%	16%	10%	58%

Each element of compensation is described below, including a discussion of the specific actions taken by the Committee for 2006 concerning the Chief Executive Officer and other executive officers.

The Committee also considered our actual performance compared to anticipated performance, taking into consideration our strategic plans.

Base Salary

In determining salary adjustments for the Chief Executive Officer and other executive officers, the Committee considered each executive officer’s individual performance and the competitive salary levels for executives with similar responsibilities within the comparison group. Adjustments are not made each year. The weighted average salary increase for executive officers during 2006 was 17%. The average salary increase of the named executive officers for the Close Group and Similar Group for the most recently reported fiscal year was 11% and 6%, respectively. The salary levels of our executive officers were generally within the middle third of the Close Group and the second quartile of the Similar Group (the fourth quartile being the highest).

The base salaries of our Chief Executive Officer and Chief Operating Officer were increased by 33% and 38%, respectively, during 2006 based on salaries of top officers in our comparison group of companies. Base salaries for Messrs. Brown and Henry were increased to $500,000 and $400,000, respectively, effective April 15, 2006. The last increase was three years prior. Accordingly, when annualized, this increase would have been 10% and 11%, respectively, for Messrs. Brown and Henry. For Mr. Brown, this salary is the lowest of the five companies in the Close Group and in the first quartile as compared to the Similar Group. Mr. Henry’s salary was the highest of the Close Group (only two of which had Chief Operating Officers in the top five) and tied for the lowest (with one other) among the four companies in the Similar Group that have Chief Operating Officers. Mr. Henry’s salary was assessed more along the lines of a Chief Executive Officer in that he and Mr. Brown co-founded Euronet and shared many of the Chief Executive Officer duties. Mr. Henry resigned as Chief Operating Officer on December 31, 2006. The base salaries for Messrs. Weller, Bergman and Romney remained unchanged in 2006.

Annual Bonus

In setting annual bonuses, the Committee considers the overall performance of Euronet and individual performance of each executive officer. In measuring individual performance, the Committee measures the level of responsibility of an executive officer against his base salary and other elements of compensation in order to determine whether overall compensation is sufficient to retain and motivate highly qualified individuals.

Our Executive Annual Incentive Plan, which was approved by Stockholders in 2006, covers officers holding the office of Vice President and above. Bonuses to executive officers are closely correlated to Euronet’s financial performance. In December 2005, the Committee established 2006 incentive targets for executive officers that are based on the growth in Adjusted EPS as compared to 2005. For 2006, executive officers were entitled to receive annual bonuses equal to the percentage growth in Adjusted EPS if this growth exceeded predetermined levels that have been set at growth rates exceeding historical average S&P 500 returns. If growth in Adjusted EPS as compared to 2005 was less than this predetermined level, the executive officers would not receive annual bonuses under this plan. The Committee also established maximum annual bonuses that could be awarded to each executive officer. The maximum as a group was $9,500,000 and was $2,000,000 for Mr. Brown, $1,600,000 for Mr. Henry and $1,125,000 for all other executive officers.

Growth in Adjusted EPS for 2006 was less than the predetermined level, therefore, executive officers did not receive bonuses under the Executive Annual Incentive Plan. No discretionary bonus was awarded to Mr. Brown or Mr. Henry for the year 2006. However, the Committee awarded discretionary cash bonuses to Mr. Weller, Mr. Bergman and Mr. Romney in the amounts of $78,750, $67,500 and $45,000, respectively, related to 2006 performance. The awarding of these bonuses was in recognition of individual accomplishments and management’s implementation of plans to invest in growing or emerging markets and products that were dilutive to 2006 EPS. These investments are expected to provide substantial long-term growth opportunities. These investments include the expansion of the money transfer business, expansion of the EFT Processing Segment business into emerging markets such as China and certain Eastern European markets and expansion into additional products, such as card processing. Without these investments, performance for 2006 would have significantly exceeded the predetermined level.

Stock Incentive Programs

Our stock incentive plans are designed to promote an alignment of long-term interests between our employees and our Stockholders and to assist in the retention and motivation of employees. The Committee can grant to key employees of Euronet and its subsidiaries a variety of stock incentives, including nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, performance awards and other stock-based incentives. Grants are usually approved by the Committee during regularly scheduled Committee meetings, of which there are typically four per year occurring at regular intervals. During 2006, the Committee granted restricted stock to our executive officers as reflected in the compensation tables that follow. The Committee intends that stock incentives serve as a significant portion of our executive officers’ total compensation package. They are granted in consideration of present and anticipated performance, as well as past performance. Stock incentives offer the executive officers significant long-term incentives to increase their efforts on behalf of Euronet and its subsidiaries, to focus managerial efforts on enhancing Stockholder value and to align the interests of the executive officers with the Stockholders. Grants of stock incentives are designed to be competitive with the companies in the comparison group for the level of job the executive officer holds and to motivate the executive officer to contribute to an increase in our stock price over time.

The Committee’s compensation philosophy is to have stock incentives that pay more for superior performance and less if performance does not achieve that level. The Committee, in determining stock incentive grants to the individual executive officers, considered the award levels granted to executive officers in prior years, award levels granted to executives with similar job responsibilities in the comparison group and information presented by the Committee’s Consultant. The Committee also compared the performance of the companies in the comparison group to the performance of Euronet.

During 2006, performance-based restricted stock comprised the majority of the stock incentives provided to executive officers. Certain awards to Mr. Brown and Mr. Henry, as well as all awards to the other named executive officers, vest based on the achievement of annual Adjusted EPS growth over a number of years. The number of shares that vest under these awards is based on the percentage growth achievement in Adjusted EPS and the executive officer’s continued employment at the end of the annual performance period. Certain awards to Mr. Brown and Mr. Henry include provisions for the achievement of both growth in Adjusted EPS and continued employment over a four-year period; these shares will not vest unless both conditions are met. The Committee concluded that this strategy provided not only an incentive for superior performance, but also a significant retention incentive.

As described above, the Committee extensively reviewed Euronet’s performance in recent years in relation to the comparison group in order to confirm that the performance measures the Committee previously set for performance share awards were sufficiently rigorous and demanding. After this review, the Committee determined that Euronet’s performance has generally exceeded the median or mean of the performance of the comparison group and merited the level of compensation awarded to executive officers.

Benefits

Our employees are entitled to receive medical, dental, life and short-term and long-term disability insurance benefits and may participate in our 401(k) plan. For 401(k) participants, we match 50% of participant deferrals on the first six percent of a participant’s deferrals, provided the participant’s deferral is at least four percent of salary.

With the exception of Mr. Brown, who is prohibited from participating in the ESPP by Internal Revenue Service regulations because his ownership of the Company exceeds five percent, all of our employees are entitled to participate in an Employee Stock Purchase Plan (the “ESPP”) initially adopted in 2001. These plans, which have been established in accordance with certain federal income tax rules set forth in Section 423 of the Internal Revenue Code, permit employees to purchase stock from us at a price that is equal to 85% of the lower of the trading price on the opening or closing of certain three-month “offering periods.”

Retirement Plans

We do not sponsor a defined benefit pension plan or any other deferred compensation plan for executives or any of our other employees.

Perquisites and Other Compensation

The Committee believes the compensation plan described above is sufficient for attracting and retaining talented management and that providing significant perquisites is neither necessary nor in Stockholders’ best interests. Accordingly, except as described in the Executive Compensation table for Mr. Bergman and Mr. Romney, executive officers did not receive significant perquisites during the fiscal year ended December 31, 2006.

Employee Stock Ownership

Euronet also encourages broad-based employee stock ownership through various Stockholder approved stock compensation plans. Approximately 150 employees receive supplemental bonuses in a combination of cash and stock, restricted stock or restricted stock units. This means that, like other Stockholders, employees broadly participate in both the “upside opportunity” and the “downside risk” of our performance. The allocation of stock bonus awards is progressive, so that as an employee’s total compensation increases, an increasing percentage of total compensation is paid in stock. This ensures that higher paid employees have a greater “at risk” financial interest in the sustained success of Euronet and its Stockholders.

Resignation of Executive Officer

Daniel R. Henry, one of the founders of Euronet, resigned his roles as Chief Operating Officer and President effective December 31, 2006. Mr. Henry co-founded our predecessor in 1994 with Michael J. Brown, who serves as our Chairman and Chief Executive Officer. Mr. Henry has played a key role in shaping our strategy and success over the years and served as our Chief Operating Officer since 1996 and as President since 2001. Mr. Henry will continue to serve as a Director of Euronet for at least the remainder of his three-year term ending May 2009. We do not plan to replace Mr. Henry immediately and will divide his day-to-day responsibilities among Chief Executive Officer Michael J. Brown and other key executives. Our Board elected Michael J. Brown to the additional position of President, effective December 31, 2006. Mr. Henry will continue to work closely with Euronet and support it in an advisory role as needed.

Mr. Henry was paid under his Employment Agreement through January 31, 2007. On March 6, 2007, we entered into a “Transition Services Agreement and General Release” (“Transition Agreement”) with Mr. Henry. Under this Transition Agreement, Mr. Henry will remain a part-time employee of Euronet through June 2007 and will receive total compensation of $50,000 for the period from February 2007 through June 2007. He will also continue to be covered under employer-sponsored group health coverage. Subsequent to June 2007, we have agreed to pay COBRA (Consolidated Omnibus Budget Reconciliation Act of 1985, as amended) payments for Mr. Henry, through December 2008. Additionally, Mr. Henry will continue vesting under previously awarded stock options through June 2007. Mr. Henry further agreed that the December 12, 2005 and August 16, 2006 restricted stock grants of 50,000 and 100,000 shares of our common stock, respectively, were forfeited (except the shares that vest in March 2007, which consist of 3,864 shares). Under the Transition Agreement, Mr. Henry has agreed to remain a member of the Board and will serve as a non-management member. Accordingly, Mr. Henry will be granted 3,500 shares of restricted stock that vests 1/3 per year, immediately subsequent to the Annual Meeting of Stockholders, beginning in May 2008. Beginning in July 2007, Mr. Henry will also begin receiving the standard annual compensation for non-management Board members of $30,000.

COMPENSATION TABLES

The following table sets forth certain information regarding the compensation awarded or paid to our Chief Executive Officer, the Chief Financial Officer and to the three other most highly compensated of our executive officers for the year ended December 31, 2006 (the “Named Executive Officers”) for the periods indicated:

Summary Compensation Table

							Total
			Restricted		All Other		Annual
			Stock	Option	Compen-		Compen-
Name and Principal Position	Salary	Bonus (1)	Awards (2)	Awards (3)	sation (4)		sation

Michael J. Brown	$464,041	—	$669,677	$127,148	$10,600		$1,271,466
Chairman and
Chief Executive Officer
Daniel R. Henry	368,356	—	406,024	136,574	13,100		924,054
President and
Chief Operating Officer
Rick L. Weller	226,100	$78,750	246,226	213,414	7,500		771,990
Executive Vice President and
Chief Financial Officer
Miro I. Bergman	250,000	67,500	229,811	254,118	47,371	(5)	848,800
Executive Vice President and
Chief Operating Officer —
Prepaid Processing Division
John Romney	190,000	45,000	188,773	298,677	56,235	(6)	778,685
Executive Vice President and
Managing Director-EMEA
EFT Division

(1)	Bonus earned for 2006, paid in 2007.

(2)	Expense for restricted stock is computed in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (Revised) (“SFAS No. 123R”) and represents the grant date fair value determined by utilizing the closing stock price for Euronet Common Stock at the date of grant, with expense being recognized ratably over the requisite service period. For performance-based restricted stock awards with multiple vesting tranches, as required by SFAS No. 123R, we recognize expense on a “graded attribution method.” This method results in expense recognition on a straight-line basis over the requisite service period for each separately vesting portion of an award, as if the award was multiple awards.

(3)	Expense for stock options granted in prior years is computed in accordance with the provisions of SFAS No. 123R and represents the grant date fair value determined using the Black-Scholes option pricing model, recognized ratably over the requisite service period. The grant date fair values are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the Common Stock over the exercise price on the date the option is exercised.

(4)	Life insurance premiums, company matching contributions under the 401(k) savings plan and Young President’s Club membership dues. Salary shown above has not been reduced by pre-tax contributions to the company-sponsored 401(k) savings plan.

(5)	In addition to the items described in (4) above, also includes an $18,000 housing allowance and $12,000 for a company-paid automobile lease.

(6)	In addition to the items described in (4) above, also includes an $18,000 housing allowance, $16,800 for a company-paid automobile lease and $5,000 for company-paid personal travel.

Grants of Plan-Based Awards in Last Fiscal Year

No stock options were granted to any of our Named Executive Officers during the fiscal year ended December 31, 2006.

The following table summarizes estimated future payouts under non-equity and equity incentive plan awards made to Named Executive Officers during the fiscal year ended December 31, 2006.

					Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards
											Grant Date
	Approval		Grant		Threshold	Target	Maximum	Threshold	Target	Maximum	Fair Value
Name	Date		Date		($)	($)	($)	(#)	(#)	(#)	($)

Michael J. Brown	3/18/2006		3/18/2006	(1)	250,000	500,000	1,000,000
	6/6/2006	(2)	8/16/2006	(2)				—	100,000	100,000	2,593,000
Daniel R. Henry	3/18/2006		3/18/2006	(1)	200,000	400,000	800,000
	6/6/2006	(2)	8/16/2006	(2)				—	100,000	100,000	2,593,000
Rick L. Weller	3/18/2006		3/18/2006	(1)	67,830	135,660	271,320
	12/11/2006		12/11/2006	(3)				—	15,000	15,000	475,650
Miro I. Bergman	3/18/2006		3/18/2006	(1)	125,000	250,000	375,000
	12/11/2006		12/11/2006	(3)				—	14,000	14,000	443,940
John Romney	3/18/2006		3/18/2006	(1)	95,000	190,000	285,000
	12/11/2006		12/11/2006	(3)				—	12,000	12,000	380,520

(1)	The minimum performance threshold set by our Board of Directors for 2006 under the Executive Annual Incentive Plan were not met. For the targets to be met, Adjusted EPS would have had to increase by a predetermined level compared to 2005. Therefore, there were no payments under this plan for 2006.

(2)	Awards vest on August 16, 2010 with the number of shares vested determined based on cumulative growth in Adjusted EPS as compared to 2005 for the period from 2006 through 2009, to a maximum of 100,000 shares for each of Mr. Brown and Mr. Henry when we have achieved 100% growth in Adjusted EPS as compared to 2005. Vesting is also contingent upon the executives continued employment on the four-year anniversary of the grant date (i.e., August 16, 2010). The awards were approved at the June 6, 2006 meeting of the Compensation Committee, however, the grant was made contingent upon, and to be effective shortly after, the filing of the registration statement on Form S-8 registering these awarded shares with the U.S. Securities and Exchange Commission, which occurred on August 10, 2006. Because of the resignation of Mr. Henry discussed above under “Resignation of Executive Officer,” Mr. Henry will not vest in any of the shares under this award.

(3)	Awards vest 40% on the second anniversary and 20% for each of the third through fifth anniversaries, of December 11, 2006.

Equity Awards Outstanding at Fiscal Year-End

The following table sets forth equity awards outstanding for the Named Executive Officers as of December 31, 2006.

						Stock Awards
						Equity
						Incentive Plan		Equity Incentive
						Awards:		Plan Awards:
	Option Awards					Number of		Market or
	Number of	Number of				Unearned		Payout Value of
	Securities	Securities				Shares, Units		Unearned
	Underlying	Underlying				or Other		Shares, Units or
	Unexercised	Unexercised		Option	Option	Rights that		Other Rights
	Options (#)	Options (#)		Exercise	Expiration	Have Not		That Have Not
Name	Exercisable	Unexercisable		Price ($)	Date	Vested (#)		Vested ($)

Michael J. Brown	10,000			5.85	4/30/2011	50,000	(1)	1,484,500
	20,000			16.40	11/27/2011	100,000	(2)	2,969,000
		20,000	(3)	17.66	7/7/2007
	120,000			5.00	10/14/2012
	25,000			5.90	11/22/2012
	13,500	20,250	(4)	22.00	6/9/2014

Daniel R. Henry(5)	20,000			16.40	11/27/2011	50,000	(5)	1,484,500
		20,000	(5)	17.66	7/7/2007	100,000	(5)	2,969,000
	6,750	20,250	(5)	22.00	6/9/2014

Rick L. Weller	100,000	25,000	(6)	5.90	11/22/2012	30,000	(1)	890,700
	20,000			5.90	11/22/2012	15,000	(7)	445,350
	30,000	20,000	(8)	10.47	5/8/2013
	8,900	13,350	(4)	22.00	6/9/2014

Miro I. Bergman	2,000			16.40	11/27/2011	28,000	(1)	831,320
	14,000	12,000	(3)	17.66	5/8/2012	14,000	(7)	415,660
		10,000	(3)	17.66	7/7/2007
	6,000	6,000	(6)	5.90	11/22/2012
	7,200	4,800	(9)	10.79	9/24/2013
	8,900	13,350	(4)	22.00	6/9/2014

John Romney	7,000			16.40	11/27/2011	23,000	(1)	682,870
	12,000	12,000	(3)	17.66	5/8/2012	12,000	(7)	356,280
		7,000	(3)	17.66	7/7/2007
	6,000	6,000	(6)	5.90	11/22/2012
		14,000	(10)	10.79	9/24/2013
	2,400	4,800	(9)	10.79	9/24/2013
	8,900	13,350	(4)	22.00	6/9/2014

(1)	Awards vest based on each year’s cumulative growth in Adjusted EPS, as compared to 2005, less shares vested in prior years such that all shares will vest when we have achieved 100% growth in EPS as compared to 2005.

(2)	Award vests on August 16, 2010 with the number of shares vested determined based on cumulative growth in Adjusted EPS as compared to 2005 for the period from 2006 through 2009, to a maximum of 100,000 shares for each of Mr. Brown and Mr. Henry when we have achieved 100% growth in Adjusted EPS as compared to 2005. Vesting is also contingent upon the executives continued employment on the four-year anniversary of the grant date (i.e., August 16, 2010). The awards were approved at the June 6, 2006 meeting of the Compensation Committee, however, the grant was made contingent upon, and to be effective shortly after, the filing of the registration statement on Form S-8 registering the awarded shares with the U.S. Securities and Exchange Commission, which occurred on August 10, 2006. Because of the resignation of Mr. Henry discussed above under “Resignation of Executive Officer,” Mr. Henry will not vest in any of the shares under this award.

(3)	Options vest on May 8, 2007.

(4)	Remaining unvested options vest 1/3 on each of June 9, 2007, 2008 and 2009.

(5)	As a result of Mr. Henry’s resignation further discussed in “Resignation of Executive Officer” above, Mr. Henry will vest in 20,000 of the stock options with an exercise price of $17.66 on May 8, 2007 and 6,750 of the stock options with an exercise price of $22.00 on June 9, 2007. Additionally, of the award of 50,000 shares of restricted stock, 3,864 shares vested on March 15, 2007. All other options or stock awards presented in this table for Mr. Henry will be forfeited.

(6)	Options vest on November 22, 2007.

(7)	Awards vest 40% on the second anniversary and 20% for each of the third through fifth anniversaries, of December 11, 2006.

(8)	Remaining unvested options vest 50% on each of May 8, 2007 and 2008.

(9)	Remaining unvested options vest 50% on each of September 24, 2007 and 2008.

(10)	Options vest on September 24, 2010.

Aggregate Option Exercises and Restricted Stock Vested in Last Fiscal Year

The following table sets forth certain information concerning options exercised and restricted stock vested for the Named Executive Officers during the fiscal year ended December 31, 2006.

	Number of			Number of
	Shares			Shares
	Acquired on		Value Realized	Acquired on	Value Realized
Name	Exercise (#)		on Exercise ($)(1)	Vesting (#)(3)	on Vesting ($)

Michael J. Brown	193,856	(2)	6,025,644	3,864	102,010
Daniel R. Henry	201,149		5,131,892	3,864	102,010
Rick L. Weller	—		—	2,318	61,195
Miro I. Bergman	42,000		964,880	2,163	57,103
John Romney	80,000		2,688,467	1,777	46,913

(1)	Market value of underlying securities on the date of exercise, minus the exercise price.

(2)	All of the options exercised by Mr. Brown in 2006 were options expiring in 2006 and which were granted in 1996 prior to Euronet’s initial public offering.

(3)	Restricted stock awards earned based on 2006 performance, vested in 2007 after determination by the Committee that the performance criteria had been satisfied.

Employment Agreements

Messrs. Brown, Henry, Weller, Bergman and Romney are Named Executive Officers of Euronet and have employment agreements that have substantially the same terms except in respect to the levels of compensation and the provision of certain expatriate benefits to Messrs. Bergman and Romney. These agreements were entered into in October 2003. The agreements with Mr. Brown and Mr. Henry were filed with the SEC on March 15, 2004 as Exhibits 10.1 and 10.2, respectively, to our annual report for the year ended December 31, 2003. The agreements with Mr. Bergman and Mr. Weller were filed with the SEC on March 16, 2005 as Exhibits 10.8 and 10.9 to our annual report for the year ended December 31, 2004. The agreement with Mr. Romney was filed with the SEC on May 4, 2005 as Exhibit 10.15 to our quarterly report for the period ended March 31, 2005. The employment agreements have indefinite terms and provide that they may be terminated by the executives at any time upon 60 days’ notice and by Euronet with or without cause. They may be terminated by Euronet with cause (as defined in the agreements) upon 14 days notice. Executive officers must not disclose confidential information during the term of the employment agreements and for

12 months following termination. Neither termination for cause nor voluntary termination of employment by the employee results in separation payments, separation benefits or accelerated or extended vesting of unvested stock option or restricted stock awards.

In the event of disability of an executive officer, the employment agreements provide for the payment of a lump-sum disability benefit equal to 12 months’ of the current base salary, which represents $500,000 for Mr. Brown, $400,000 for Mr. Henry, $226,100 for Mr. Weller, $250,000 for Mr. Bergman and $190,000 for Mr. Romney. In addition, in the event of death or disability of an executive officer, the provisions of our stock compensation plans stipulate that all restricted stock awards outstanding shall vest immediately. As of December 31, 2006, the value of restricted stock outstanding that would vest in the event of death or disability was $4,453,500 for Mr. Brown, $4,453,500 for Mr. Henry, $1,336,050 for Mr. Weller, $1,246,980 for Mr. Bergman and $1,039,050 for Mr. Romney.

Prior to a “change of control,” executive officers may be terminated by Euronet without cause or be constructively terminated only upon payment of severance payments equal to 24 months’ base salary and maintenance of certain employee benefits during a 24 month severance period, including vesting of share-based awards, as summarized in the table below:

		Unvested
Name	Base Salary	Equity Comp (1)	Benefits	Total

Michael J. Brown	$1,000,000	$1,413,255	$14,400	$2,427,655
Daniel R. Henry	800,000	1,413,255	14,400	2,227,655
Rick L. Weller	452,200	1,368,243	14,400	1,834,843
Miro I. Bergman	500,000	865,836	14,400	1,380,236
John Romney	380,000	1,044,467	14,400	1,438,867

(1)	Represents value of unvested awards at December 31, 2006 that would become vested upon a termination without cause or constructive termination. For the purpose of this table, we have assumed an annual increase of 12%, which is equivalent to the three-year average S&P 500 return, for performance-based restricted stock awards that vest based on the percentage growth in Adjusted EPS.

In the event of a “change of control,” all options outstanding held by the Named Executive Officers will become immediately vested and the term of the employment agreements become fixed at three years from the date of the change of control and they may be terminated without cause only upon payment to the employee of a lump sum within five days of the termination equal to the full amount of base salary that would have been payable during the remaining term of the agreement (or for two years, if the remaining term is less than two years), discounted at a rate of 7.5% per annum. These provisions also apply if the employee resigns for “good reason” following a change of control. In addition, the employee’s restricted stock awards vest if the employee is terminated without cause or resigns for “good reason” following a change of control. “Good reason” includes certain changes in conditions of employment, as a result of which the employee can be considered to have been constructively terminated, including a significant diminution in responsibilities or salary. “Change of control” includes approval by the Stockholders of any merger, consolidation or sale of substantially all of our assets, replacement of over 25% of our Directors without the approval of at least 75% of the Directors in office as of the effective date of the employment agreement or of Directors so approved, or the acquisition by any person or group of persons of 40% or more of the voting rights of our outstanding voting securities. At current compensation levels, if the remaining term of the agreement was three years and assuming the amounts due under the change of control provisions outlined above would be paid in a lump sum, the following table summarizes amounts that would accrue to our executive officers:

		Unvested
Name	Base Salary	Equity Comp (1)	Benefits	Total

Michael J. Brown	$1,339,496	$4,849,823	$21,600	$6,210,919
Daniel R. Henry	1,071,597	4,849,823	21,600	5,943,020
Rick L. Weller	605,720	2,417,862	21,600	3,045,182
Miro I. Bergman	669,748	1,847,762	21,600	2,539,110
John Romney	509,009	1,868,442	21,600	2,399,051

(1)	Represents value of unvested awards at December 31, 2006 that would become vested upon termination without cause or resignation for good reason in connection with a change of control.

Each of the agreements includes a restriction on the ability of the executive to compete with Euronet or solicit our employees during the severance period following termination.

Tax Treatment

The Internal Revenue Code limits the allowable tax deduction we may take for compensation paid to executive officers required to be named in the Summary Compensation Table. The limit is $1.0 million per executive per year, although compensation payable solely based on performance goals is excluded from the limitation. All compensation of executive officers for 2006 is fully tax deductible. The Committee intends that the annual incentive bonus, stock options and performance awards qualify as performance-based compensation so that these awards may qualify for the exclusion from the $1.0 million limit.

DIRECTOR COMPENSATION

Non-management Directors are compensated through a combination of cash and equity, which we believe best aligns the interest of Board members with Stockholders. Beginning in 2005, we have granted restricted stock awards that vest over a period of three years, which is the same duration as the terms for which the Directors are elected. The restricted stock awards provide that in the event of a change in control of Euronet the restricted stock vests and is immediately distributable to non-management Directors.

We believe that the compensation paid to non-management Directors in 2006 was appropriate and was properly weighted between cash and equity. The amount of compensation for non-management Directors is expected to be similar for 2007, except that the valuation of stock awards will be based on our stock price at the date of grant. During 2006, in addition to reimbursement of out-of-pocket expenses, each non-management Director was compensated as summarized in the table below:

Summary Non-management Director Compensation Table

	Fees Earned or Paid
Name	in Cash		Stock Awards (2)(4)	Option Awards (3)(4)	Total

M. Jeannine Strandjord	$33,000	(1)	$65,380	$23,980	$122,360
Thomas A. McDonnell	30,000		65,380	23,980	119,360
Andrew B. Schmitt	30,000		65,380	23,980	119,360
Dr. Andrzej Olechowski	30,000		65,380	23,980	119,360
Eriberto R. Scocimara	30,000		65,380	23,980	119,360

(1)	As a result of the additional duties and responsibilities involved in being the Chairman of the Audit Committee, Ms. Strandjord received an additional amount of $3,000.

(2)	Commencing in 2005, we grant each non-management Director 3,500 shares of restricted Common Stock for each year of service as a Director. The grant is generally to be made as of the date of each Annual Meeting with vesting to occur one-third per year on each anniversary of the Annual Meeting with respect to which the grant is made. In 2006, these grants were made under a new incentive stock option plan that was adopted at the 2006 Annual Meeting, and they were therefore delayed until August, 2006. The value per share at the grant date was $25.93 per share, for a total grant date fair value of $90,755 for each non-management Director. Expense for restricted stock is computed in accordance with the provisions of SFAS No. 123R and represents the grant date fair value determined by utilizing the closing stock price for Euronet Common Stock at the date of grant recognized ratably over the requisite service period.

(3)	Expense for stock options granted in prior years is computed in accordance with the provisions of SFAS No. 123R and represents the grant date fair value determined using the Black-Scholes option pricing model, recognized ratably over the requisite service period. The grant date fair values are only theoretical values and may not accurately determine present value. The actual value, if any, to be realized by an optionee will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised.

(4)	As of December 31, 2006, each non-management Director held the following restricted stock and stock options:

			Number of
	Number of	Number of	Unvested
	Exercisable	Unexercisable	Restricted
Name	Options	Options	Shares

M. Jeannine Strandjord	36,667	3,333	5,834
Thomas A. McDonnell	39,667	3,333	5,834
Andrew B. Schmitt	16,667	3,333	5,834
Dr. Andrzej Olechowski	18,667	3,333	5,834
Eriberto R. Scocimara	—	3,333	5,834

REPORT OF COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis presented above with management and, based on that review and discussion, has recommended to the Board that the Compensation, Discussion and Analysis be included in this proxy statement.

Compensation Committee

Thomas A. McDonnell, Chair
Eriberto R. Scocimara
M. Jeannine Strandjord
Andrew B. Schmitt
Dr. Andrzej Olechowski

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee are set forth in the preceding section. During the most recent fiscal year, no Euronet executive officer served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on our Compensation Committee.

RELATED PARTY TRANSACTIONS

There were no material related party transactions during 2006.

AUDIT MATTERS

Report of the Audit Committee

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for fiscal year 2006 with management and our independent registered public accounting firm and discussed the quality of the accounting principles, the reasonableness of judgments and the clarity of disclosures in the financial statements. In addition, the Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.”

The Audit Committee has received from our independent registered public accounting firm written disclosures and a letter concerning their independence from Euronet, as required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.” These disclosures have been reviewed by the Audit Committee and discussed with our independent registered public accounting firm. The Audit Committee has considered whether audit-related and non-audit related services provided by our independent registered public accounting firm to Euronet are compatible with maintaining the auditors’ independence and has discussed with the auditors their independence.

Based on these reviews and discussions, the Audit Committee has recommended to the Board that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006 for filing with the U.S. Securities and Exchange Commission.

M. Jeannine Strandjord, Chair
Thomas A. McDonnell
Andrew B. Schmitt
Eriberto R. Scocimara

Fees Paid To KPMG LLP

KPMG LLP served as Euronet’s independent registered public accounting firm as of and for the year ended December 31, 2006. As such, KPMG LLP performed professional services in connection with the audit of the consolidated financial statements of Euronet and the review of reports filed with the SEC, and performed a review of management’s assessment of the effectiveness as of December 31, 2006 of our internal control over financial reporting.

Audit Fees.  Audit fees for financial statement audits were $1,146,470 during 2006 and $1,031,400 during 2005. Audit fees include fees for services performed to comply with the standards of the Public Company Accounting Oversight Board (United States) and Generally Accepted Auditing Standards, including the recurring audit of Euronet’s consolidated financial statements and fees related to the evaluation of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002. This category also includes fees for audits provided in connection with statutory filings or procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.

Audit-Related Fees.  Audit-related fees were $7,292 during 2006 and $96,423 during 2005. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of new SEC guidance, audit services not required by statute or regulation, audits of pension and other employee benefit plans and the review of information systems and general internal controls unrelated to the audit of the financial statements or the evaluation of internal control over financial reporting as required by the Sarbanes-Oxley Act of 2002.

Tax Fees.  Tax fees were $98,253 during 2006 and $53,022 during 2005. This category includes fees associated with tax audits, tax compliance, tax consulting, domestic and international tax planning, tax planning on mergers and acquisitions, restructurings, as well as other services related to tax disclosure and filing requirements.

All Other Fees.  There were no fees paid to KPMG LLP other than those described above.

The Audit Committee has concluded that the provision by KPMG LLP of the services described under the captions “Audit-Related Fees” and “Tax Fees” above is compatible with maintaining the independence of KPMG.

The Audit Committee has adopted policies that prohibit Euronet from engaging our independent registered public accounting firm to perform any service that the independent registered public accounting firm is prohibited by the securities laws from providing. Such procedures require the Audit Committee to pre-approve or reject any audit or non-audit services. The Chairperson, with the assistance of Euronet’s Chief Financial Officer, presents and describes at regularly scheduled Audit Committee meetings all services that are subject to pre-approval. The Audit Committee regularly examines whether the fees for auditor services exceed estimates.

The Audit Committee pre-approved all services that KPMG LLP rendered to Euronet for 2006.

OTHER MATTERS

The Board knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and Directors and any person or entity who owns more than ten percent of a registered class of our Common Stock or other equity securities to file with the SEC certain reports of ownership and changes in ownership of our securities. We prepare Section 16(a) forms on behalf of our executive officers and Directors based on the information provided by them. Based solely on a review of copies of reports available to us, during 2006, our Directors, executive officers and beneficial owners of greater than 10% of our Common Stock complied with all applicable Section 16(a) filing requirements during the year 2006, except that Daniel R. Henry, former Chief Operating Officer and President and a Director of the Company, filed late eight Form 4’s reporting on ten stock option exercise transactions pursuant to a Rule 10b5-1 trading plan that occurred from January 10, 2006 through January 20, 2006. Mr. Henry timely filed Form 4’s reporting on transactions under his trading plan during this period; however, the stock option exercises were inadvertently omitted from those forms. Mr. Henry filed amended Form 4’s on January 26 and 27, 2006 adding the omitted transactions.

Delivery of Voting Materials to Stockholders

Two or more Stockholders of record sharing the same address will each receive a complete set of the proxy voting materials (Annual Report, Annual Report on Form 10-K, Proxy Card, and Proxy Statement). Services that deliver our proxy voting materials to Stockholders that hold our stock through a bank, broker or other beneficial holder of record may deliver to multiple Stockholders sharing the same address only one set of our Annual Report, Annual Report on Form 10-K, and Proxy Statement, but separate proxy cards for each Stockholder. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report, Annual Report on Form 10-K, and/or Proxy Statement to any Stockholder at a shared address to which a single copy was delivered. Stockholders may notify us of their requests by writing to the Secretary of Euronet, 4601 College Boulevard, Suite 300, Leawood, Kansas 66211 or by calling (913) 327-4200.

Stockholder Proposals for the 2008 Annual Meeting

  Stockholder Proposals

Proposals of Stockholders intended to be presented at the 2008 Annual Meeting scheduled to be held on May 15, 2008, must be received by the Secretary of Euronet at 4601 College Boulevard, Suite 300, Leawood, Kansas 66211 by December 11, 2007 for inclusion in Euronet’s proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, Euronet will determine whether or not to include such proposal in the proxy statement and proxy in accordance with SEC regulations governing the solicitation of proxies.

  Stockholder Nominees

In order for a Stockholder to propose a candidate for Director, notice of the nomination must be received by the Secretary of Euronet by January 10, 2008. To be considered, the proposal must include the following information: (a) as to each nominee whom the Stockholder proposes to nominate for election or re-election as a Director, (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class and number of shares of our Common Stock that are beneficially owned by the nominee, and (iv) any other information concerning the nominee that would be required, under the rules of the SEC, in a proxy statement soliciting proxies for the election of such nominee; (b) as to the Stockholder giving the notice, (i) the name and address of the Stockholder and the beneficial owner on whose behalf the nomination is made, and (ii) the class and number of shares of our Common Stock that are owned of record by the Stockholder and the name and address of any beneficial owner of such shares; and (c) the signed consent of the nominee to serve as a Director if elected.

  Other Matters

In order for a Stockholder to bring other business before the 2008 Annual Meeting, notice must be received by Euronet by January 10, 2008. Any notice received after that date will be considered untimely. Such notice must include:

•	the name and address of such Stockholder, as they appear on Euronet’s stock transfer books, and the beneficial owner on whose behalf the proposal is made;

•	the class and number of shares of stock of Euronet owned of record by such Stockholder;

•	a brief description of the business desired to be brought before the 2008 Annual Meeting and the reasons for conducting such business at the 2008 Annual Meeting; and

•	any material interest of such Stockholder and the beneficial owner, if any, of the shares in such business.

In each of the three cases listed above under “Stockholder Proposals,” “Stockholder Nominees,” and “Other Matters,” the notice must be given to the Secretary of Euronet, whose address is 4601 College Boulevard, Suite 300, Leawood, Kansas 66211. Any Stockholder desiring a copy of Euronet’s Bylaws will be furnished one without charge upon written request to the Secretary. A copy of the Bylaws and all amendments were filed as an exhibit to our registration statement on Form S-1 filed on December 18, 1996 (Registration No. 333-18121), as an exhibit to our quarterly report on Form 10-Q for the fiscal period ended March 31, 1997 (Amendment No. 1) and as an exhibit to our report on Form 8-K filed on March 24, 2003 (Amendment No. 2) and are available on the SEC’s website (www.sec.gov).

By Order of the Board,

Jeffrey B. Newman
Executive Vice President,
General Counsel and Secretary

April 11, 2007

000004
MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
000000000.000000 ext	000000000.000000 ext
Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 17, 2007.

Vote by Internet
•	Log on to the Internet and go to
www.investorvote.com

•	Follow the steps outlined on the secured website.

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the instructions provided by the recorded message.

Annual Meeting Proxy Card	123456	C0123456789	12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2.

1.	Election of Directors:

	For	Withhold		For	Withhold		For	Withhold
01 - Michael J. Brown	☐	☐	02 - Andrew B. Schmitt	☐	☐	03 - M. Jeannine Strandjord	☐	☐
(Class I)			(Class I)			(Class I)

		For	Against	Abstain

2.	To ratify the appointment of KPMG as independent auditors of the Company for the year ending December 31, 2007.	☐	☐	☐

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

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Proxy — Euronet Worldwide, Inc.

FOR USE AT THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 17, 2007
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF EURONET WORLDWIDE, INC. The undersigned holder of shares of Common Stock of the Company hereby appoints Michael J. Brown, Chairman of the Board and Chief Executive Officer, or failing him, Jeffrey B. Newman, Executive Vice President and General Counsel, as proxy for the undersigned to attend, vote, and act for and on behalf of the undersigned at the annual meeting of stockholders of the Company to be held on Thursday, May 17, 2007 at 2:00 p.m. (Central time), at Hilton Garden Inn Overland Park, 5800 College Boulevard, Overland Park, Kansas 66211, USA, and at any adjournments thereof (the “Meeting”), and hereby revokes any proxy previously given by the undersigned. If the proxy is not dated, it shall be deemed to be dated on the date on which this proxy was mailed to the Company.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(CONTINUED AND TO BE SIGNED AND DATED ON REVERSE SIDE.)